Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www. genaera. com	schow@pnlifesciences.com

GENAERA ANNOUNCES MEDIMMUNE INITIATION OF PHASE 2A TRIAL OF ANTIBODY TARGETING INTERLEUKIN-9 IN PATIENTS WITH ASTHMA

- Study to Assess MEDI-528 in Stable Asthma and Exercise-Induced Bronchoconstriction -

Plymouth Meeting, Pa. - March 18, 2008 - Genaera Corporation (NASDAQ: GENR) today reported that development partner, MedImmune, has initiated its fourth phase 2a clinical trial of MEDI-528, an anti-IL-9 monoclonal antibody (MAb) targeting interleukin-9 (IL-9), in patients with asthma. This clinical trial is designed to assess the potential of MEDI-528 in patients with stable asthma and exercise-induced bronchoconstriction. Genaera and MedImmune entered into a research collaboration and licensing agreement for this program in 2001.

MedImmune is currently evaluating MEDI-528 in patients with asthma in a series of phase 2 clinical trials. The goal of the current phase 2a trial is to assess the safety and tolerability of multiple fixed escalating doses of MEDI-528 in adult patients with stable asthma and exercise-induced bronchoconstriction. The study will also assess the effect of MEDI-528 on exercise challenge testing, as well as the pharmacokinetics and immunogenicity of the investigational treatment. Enrollment of this randomized, double-blind, placebo-controlled trial will take place at multiple sites throughout the U.S. and Canada.

Genaera also noted that MedImmune announced preliminary safety results from an ongoing phase 2 clinical trial of MEDI-528, supporting continued development of the antibody in the mild-to-moderate asthmatic subjects in that trial. Two phase 1 single-dose, dose-escalation studies were previously conducted to evaluate the safety, tolerability and pharmacokinetics of the anti-IL-9 MAb in healthy volunteers. In addition, preclinical data suggest that blocking IL-9 may provide clinical benefit for patients with asthma.

"We continue to be encouraged by the ongoing progress MedImmune is making in the clinical development of MEDI-528," said Jack Armstrong, President and Chief Executive Officer of Genaera. "The initiation of the exercise-induced bronchoconstriction trial represents another important step in the development of the anti-IL-9 antibody for mild to moderate asthma. We are also pleased by the promising results seen in early trials of this exciting potential respiratory therapy. MEDI-528 is at the forefront of biologics research in the asthma space."

More information on MEDI-528 and the phase 2a clinical trial can be found at www.clincialtrials.gov.

About Interleukin-9

IL-9 has been associated with symptoms of asthma. It is one of at least 29 naturally occurring interleukins in the human body. Overexpression of IL-9 in animal models has been shown to result in many features of asthma, including increased airway inflammation and hyperreactivity. Blocking the actions of IL-9 has been shown to reduce the increased airway inflammation and airway hyperresponsiveness seen in animal models of asthma. MedImmune is conducting research to evaluate the potential to use MAbs targeting IL-9 to treat or prevent symptomatic, moderate-to-severe, persistent asthma.

About Asthma

Asthma is a chronic disease of the airways that may cause wheezing, breathlessness, chest tightness and coughing. According to the U.S. Centers for Disease Control and Prevention (CDC), more than 30 million Americans reported having a history of asthma in 2003, including nine million children. About 20 million said they currently had asthma. In 2000, the CDC reported that there were more than 10 million asthma-related outpatient visits to private physician offices and hospital clinics. The National Institutes of Health (NIH) estimates asthma-related healthcare costs in the U.S. at $14 billion annually.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera 's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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